DISCRETIONARY REVOLVING CREDIT AGREEMENT

                          Dated as of February 22, 1999


         Sunrise International Leasing Corporation, a Delaware corporation (the "Borrower"), located at 5500 Wayzata Boulevard, Suite 725, Golden Valley, Minnesota 55416 and National City Bank of Minneapolis, a national banking association (the "Bank"), located at 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

         (a)      "Affiliate" means any of the following Persons:

                           (i) any director, officer or employee of the
                  Borrower;

                           (ii) any person who, individually or with his
                  immediate family, beneficially owns or holds 5% or more of voting interest of the Borrower; or

                           (iii)any company in which any Person described above
                  owns a 5% or greater equity interest.

                  (b) "Base Rate" means the rate established by the Bank from time to time as its base rate.

                  (c) "Borrowing Base" with respect to any Note means an amount equal to the sum of the following:

                           (i) 100% of the Present Value of the Eligible
                  Equipment Leases designated by the Borrower on the most recent Borrowing Base Certificate for that Note; and

                           (ii) 100% of the Residual Value of the inventory
                  under Eligible Equipment Leases designated by the Borrower on the most recent Borrowing Base Certificate for that Note;

         provided, however, that the portion of the Borrowing Base attributable to any Eligible Equipment Lease shall not, at any time, exceed the Net Book Value of that lease.

                  (d) "Borrowing Base Certificate" with respect to any Note means a certificate signed by the chief financial officer or corporate controller of the Borrower which is delivered to the Bank pursuant to
         Section 5.1(a) and which shows as of the date of determination (A) the Eligible Equipment Leases for that Note, (B) the Net Book Value, Present Value and Residual Value for such Eligible Equipment Leases,
         (C) the original cost and the accumulated depreciation of the inventory subject to such Eligible Equipment Leases, and (D) a payment aging for such Eligible Equipment Leases.

                  (e) "Borrowing Base Value" for any Eligible Equipment Lease means the portion of the Borrowing Base attributable to such lease.

                  (f) "Business Day" means any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota or the United States of America.

                  (g) "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  (h) "Eligible Equipment Lease" means a lease (i) for which the Borrower is the lessor and holds all financial servicing rights; (ii) which has an original term of not more than 36 months or such longer term as the Bank has approved in writing; (iii) all originals of which have either been delivered to the Bank, or, prior to a UCC Filing Event only, have been marked or otherwise segregated to show the Bank's security interest; (iv) which has been approved by the Bank in its sole discretion as to form and content; (v) which is subject to a perfected security interest in favor of only the Bank as required by this Agreement; (vi) which relates to inventory which is (A) owned by the Borrower and (B) subject to a perfected security interest in favor of only the Bank as required by this Agreement; (vii) with respect to which the Borrower has directed that all contract payments be made to a lockbox under the control of State Street Bank and Trust Company, or other depository acceptable to the Bank; (viii) with respect to which the Borrower has filed a UCC-1 Financing Statement, or equivalent document under applicable law, to give public notice of the Borrower's interest in the inventory under the lease; and (ix) under which the lessee in required to obtain casualty insurance on the related inventory; provided, however, that (A) no lease may be added as an Eligible Equipment Lease at a time when the lease is in default, (B) no lease may remain as an Eligible Equipment Lease if it has been in default for more than 90 days, (C) no lease may be added as an Eligible Equipment Lease at a time when the lessee of the lease is the lessee on other Eligible Equipment Leases which have a Borrowing Base Value, which when added to the Borrowing Base Value of the proposed lease, would exceed $750,000.00 and (D) if the lease is subject to a Permitted Encumbrance, the Borrower has obtained and delivered to the Bank a recordable release of that lease from that Permitted Encumbrance. A lease can be an Eligible Equipment Lease for only one Note at any time.

                  (i) "Event of Default" means one of the events specified in
         Section 6.1.

                  (j) "Interest Coverage Ratio" for any time period means a ratio the numerator of which is the sum of the Borrower's net income during that period plus interest, depreciation, amortization and income tax expense during that period and the denominator of which is interest expense during that period.

                  (k) "Loan Documents" means this Agreement, the Notes, the Security Agreement and all other documents to be executed in connection with this Agreement.

                  (l) "Loan Party" means any Person obligated under any Loan Document.

                  (m) "Net Book Value" means, at any time, with respect to any Eligible Equipment Lease, the original cost of the inventory subject to that lease minus depreciation that has been, or under generally accepted accounting principles should have been, accumulated with respect to that inventory

                  (n) "Notes" means all of the Notes described in Section 2.2

                  (o) "Permitted Encumbrances" means all security interests and other encumbrances on any of the Borrower's assets as of the date hereof as disclosed in writing to the Bank contemporaneously with this Agreement.

                  (p) "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or governmental agency or political subdivision thereof.

                  (q) "Present Value" means at any time, as to any Eligible Equipment Lease, the remaining contractual payments then owing on that lease discounted to present value using a discount rate equal to the rate of interest then applicable to the Note for which that lease constitutes a part of the Borrowing Base.

                  (r) "Residual Value" means, as to any Eligible Equipment Lease, the Net Book Value of that lease minus the Present Value of that lease.

                  (s) "Senior Recourse Debt" means the aggregate of the consolidated Debt for borrowed money of the Borrower, determined and computed in accordance with generally accepted accounting principles consistently applied from year to year, provided that Debt shall be included in this calculation only to the extent the Debt provides for recourse to the Borrower.

                  (t) "Subsidiary" means any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock or any other class or classes of stock of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

                  (u) "Tangible Net Worth" means the aggregate of the consolidated capital stock, paid in surplus and retained earnings of the Borrower (excluding stock of the Borrower held by the Borrower), determined and computed in accordance with generally accepted accounting principles consistently applied from year to year, less the book value of all assets of the Borrower that would be treated as intangibles under generally accepted accounting principles including without limitation, such items as goodwill, trademarks, tradenames, service marks, copyrights, patents and licenses and less the book value of all obligations owed to the Borrower by any of its Affiliates.

                  (v) "UCC Filing Event" means either an Event of Default or any event which is, or which with the giving of notice or the elapse of time will become, a default under any of the provisions of Sections 5.1(f), 5.1(g) and 5.1(h).

         Section 1.2. Accounting and Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistently applied as such principles may change from time to time. Other terms defined herein shall have the meanings ascribed to them herein.

                                   ARTICLE II.
                                 REVOLVING LOAN

         Section 2.1. Discretionary Revolving Loan. The Borrower has requested that the Bank make advances to the Borrower from time to time to permit the Borrower to carry leases on inventory that it leases. THE BANK HAS NOT COMMITTED TO PROVIDING ANY SUCH ADVANCES AND MAY, IN ITS DISCRETION, DECIDE NOT TO MAKE ANY SUCH ADVANCES. If the Bank, in its discretion, agrees to make any such advances requested by the Borrower, such advances (the "Advances") shall (A) not exceed an aggregate principal amount outstanding of $6,500,000.00; (B) be made in accordance with the terms of this Agreement; and (C) be made on or before February 29, 2000 (the "Termination Date"). Each Advance shall be in an amount of not less than $1,000,000.00 and of not more than the Borrowing Base for the Note evidencing that Advance.

         Section 2.2. The Notes. Each Advance made by the Bank shall be evidenced by a separate promissory note (each a "Note" and collectively the "Notes") which is in substantially the form of Exhibit A attached hereto (appropriately completed) and is delivered to the Bank pursuant to Article III. Each Note shall (A) have a final maturity date not later than 48 months after the issue date of the Note and (B) bear a fluctuating interest rate equal to the Base Rate.

         Section 2.3. Making of Advances. The Borrower may request Advances under this Agreement by giving notice to the Bank, specifying the date of the requested Advance and the amount thereof. Each request for an Advance shall be accompanied by an executed Borrowing Base Certificate showing a Borrowing Base for that Advance in an amount not less than that Advance. Any request for an Advance shall be deemed to be a representation that the Borrower's representations and warranties contained in Section 4.1 are true and correct as of the date of the Advance as though made on and as of such date and that no event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both. If the Bank approves a requested Advance in it sole discretion, the Bank may disburse such Advance by crediting immediately available funds in the amount of the Advance to the Borrower's demand deposit account maintained with the Bank.

         Section 2.4. Interest and Payments. The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of all Advances in accordance with the Notes, except that after and during the continuance of an Event of Default the Borrower shall pay interest on the Notes at an annual rate equal to 2.0% in excess of the rate of interest otherwise provided under the Notes. All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds even if the Borrower has not received payment from one or more lessees under an Eligible Equipment Lease. All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days. Whenever any such payment shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest. Each change to the fluctuating interest rate under the Notes shall take effect on the same day as the related change to the Base Rate. The Bank is expressly authorized to charge any principal or interest payment, when due, to the Borrower's demand deposit account maintained at the Bank, or, if that account shall not contain sufficient funds, to any other account maintained by the Borrower at the Bank.

         Section 2.5. Voluntary Prepayment. The Borrower may prepay any Note in whole but not in part; provided, however, that a prepayment shall be made as of a principal payment date on the Note and shall be accompanied by all interest accrued to the date of prepayment and shall, if the amount prepaid is in excess of 25% of the original principal amount of the Note, be accompanied by a prepayment fee equal to 5.0% of the principal amount prepaid. Upon any prepayment in full of a Note in accordance with this Section, the Bank will release its security interest in all inventory and all Eligible Equipment Leases that relate to that Note.

         Section 2.6. Mandatory Prepayment. In the event that (A) a default, including, without limitation, any payment default, occurs under an Eligible Equipment Lease and is not cured within 90 days or (B) the inventory subject to the Eligible Equipment Lease ceases for any reason to be under that lease, the Borrower will, within 30 days of that event, provide a substitute Eligible Equipment Lease acceptable to the Bank or prepay on the Note to which that Eligible Equipment Lease relates an amount equal to the Borrowing Base Value of that Eligible Equipment Lease. In the event that the lessee of an Eligible Equipment Lease prepays any amount on that Eligible Equipment Lease, whether through insurance proceeds, voluntary payments or otherwise, all such prepayments shall immediately be paid to the Bank to be applied to the Note to which that Eligible Equipment Lease relates. Any prepayments made under this Section shall not be subject to the prepayment fee provided under Section 2.5. Upon any partial prepayment or lease substitution under this Section, the Bank will release its security interest in the related Eligible Equipment Lease and inventory subject to that lease.

         Section 2.7. Use of Proceeds. The proceeds of the Advances from the Bank shall be used to refinance existing Debt owed to U.S. Bank National Association.

                                  ARTICLE III.
                              CONDITIONS OF LENDING

         Section 3.1. Conditions Precedent to Initial Advance. If the Bank determines to make any Advances in its discretion, the Borrower shall deliver to the Bank prior to that Advance:

                  (a) The Note for that Advance, properly completed, executed and delivered on behalf of the Borrower.

                  (b) A security agreement (the "Security Agreement"), in a form acceptable to the Bank properly executed and delivered on behalf of the Borrower, granting to the Bank a security interest in all of the Eligible Equipment Leases which are part of the Borrowing Base for that Advance, the inventory subject to such Eligible Equipment Leases and other property described therein as security for the performance of the Borrower's obligations under this Agreement and the Notes, together with any UCC-1 Financing Statement or other document deemed necessary or desirable by the Bank to perfect the security interest granted by the Security Agreement.

                  (c) A certified copy of the resolutions of the Board of Directors of the Borrower, approving the execution and delivery of the Loan Documents to which it is a party and approving all other matters contemplated by this Agreement.

                  (d) A certificate by the Secretary or any Assistant Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign the Loan Documents to which it is a party, together with a sample of the true signature of such officer.

                  (e) Favorable opinion of counsel to the Borrower in a form and as to such matters as the Bank may request.

         Section 3.2. Conditions Precedent to Each Advance. If the Bank determines to make any Advances in its discretion, each Advance (including the initial Advance) shall be subject to the further conditions precedent, that on the date of such Advance:

                  (a) The representations and warranties contained in Section
         4.1 of this Agreement are correct on and as of the date of such Advance as though made on such date; and

                  (b) No event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Representations and Warranties of the Borrower. To induce the Bank to make Advances, the Borrower represents and warrants as follows:

                  (a) Existence of Borrower. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state indicated at the beginning of this Agreement. The Borrower has not, in the past five years, operated under any name, including any trade name or assumed name, other than the name indicated at the beginning of this Agreement, the names of the Subsidiaries listed in
         Section 4.1(k) and the following names, (i) International Leasing Corporation, (ii) Cisco Systems Capital Corporation, (iii) Sun Microsystems Finance, (iv) Internet Finance & Equipment Capital Corporation, (v) Symmetricom Capital Corporation, (vi) Sonic Solutions Capital Corporation, (vii) Digital Telecommunications Capital Corporation and (viii) Sunrise Funding Corporation.

                  (b) Authority to Execute. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or of the charter or bylaws of the Borrower or of any agreement or contractual restriction binding upon or affecting the Borrower or any of its property, and need no further shareholder or creditor consent.

                  (c) Binding Obligation. This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Loan Parties enforceable against such Persons in accordance with their respective terms.

                  (d) Governmental Approval. No consent of, or filing with, any governmental authority is required on the part of any Loan Party in connection with the execution, delivery or performance of any Loan Documents, except for Uniform Commercial Code financing statements required to be filed to perfect the security interests granted under the Security Agreement.

                  (e) Financial Statements. The audited financial statements of the Borrower as of March 31, 1998 and the unaudited financial statements as of December 31, 1998, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Borrower as of such dates, and the results of the operations of the Borrower for the financial periods then ended, and since such dates, there has been no materially adverse change in such financial condition.

                  (f) Litigation. Except for claims asserted by former salespersons as disclosed to the Bank in connection with this Agreement, no litigation or governmental proceeding is pending or threatened against the Borrower which may have a materially adverse effect on the financial condition or operations of the Borrower.

                  (g) Taxes. The Borrower has filed all federal and state income and excess profits tax returns which are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due.

                  (h) ERISA. No plan (as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA")) of the Borrower (a "Plan") which is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

                  (i) Defaults. The Borrower is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

                  (j) Subsidiaries. The Borrower has no Subsidiaries other than Sunrise Leasing Corporation and Sunrise Financial Resources, Inc.

                  (k) Patents, Trademarks, Etc. The Borrower has good and marketable title to all patents, trademarks, processes, copyrights, franchises and licenses title to which is necessary for the operation of the Borrower's businesses.

                  (l) Use of Proceeds For Securities Transactions. No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

                  (m) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (n) Year 2000 Planning. The Borrower has undertaken a formal review of its recordkeeping systems and its operations to determine the Borrower's vulnerability to recordkeeping and operational difficulties attributable to the need to change computer coding after 1999. Except as has been disclosed to the Bank in writing contemporaneously with the execution of this Agreement, the Borrower does not anticipate that it will face any substantial recordkeeping or operational difficulties attributable to the need to change such computer coding.

                                   ARTICLE V.
                            COVENANTS OF THE BORROWER

         Section 5.1 Affirmative Covenants. So long as any Note shall remain unpaid, or, if no Note remains unpaid, until the Termination Date, the Borrower will, unless the Bank shall give its prior written consent:

                  (a) Financial Reporting. Furnish to the Bank: (i) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such quarter and statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or corporate controller of the Borrower;
         (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (A) a copy of the Form 10-K for such year for the Borrower, containing financial statements for such year certified in a manner acceptable to the Bank by independent public accountants acceptable to the Bank and (B) if available, a budget and projections prepared by the Borrower in a form acceptable to the Bank for the following fiscal year; (iii) promptly upon the sending or filing thereof copies of all public reports issued by the Borrower to any of its security holders, to the Securities and Exchange Commission or to any national securities exchange; (iv) promptly upon the filing or receiving thereof, copies of all reports which the Borrower files under ERISA or which the Borrower receives from the Pension Benefit Guaranty Corporation if such report shows any material violation or potential violation by the Borrower of its obligations under ERISA; (v) such other information concerning the conditions or operations, financial or otherwise, of the Borrower as the Bank from time to time may reasonably request; (vi) within 30 days after the end of each month, a Borrowing Base Certificate (in the form of Exhibit C) for each Note, a Cash Settlement Certificate (in the form of Exhibit D) and a payments aging on all Eligible Equipment Leases.

                  (b) Visitation Rights. At any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors. The Borrower will reimburse the Bank for its reasonable costs and expenses of conducting such periodic examinations, provided that, in the absence of an Event of Default, the Borrower will be required to compensate the Bank for the costs of no more than two examinations at a cost of $500.00 each in any calendar year.

                  (c) Notification of Default, Etc. Notify the Bank as promptly as practicable (but in any event not later than 5 Business Days) after the Borrower obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type which could materially adversely affect the financial condition or business operations of the Borrower.

                  (d) Compliance Certificate. At the time each quarterly financial statement is required to be provided to Bank under this Agreement, the Borrower will provide to Bank a certificate of the chief financial officer or corporate controller of the Borrower substantially in the form of Exhibit B attached hereto (appropriately completed). If that certificate shows that an Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both, has occurred, the certificate shall state in reasonable detail the circumstances surrounding such event and action proposed by the Borrower to cure such event.

                  (e) Keeping of Financial Records and Books of Account. Maintain proper financial records in accordance with generally accepted accounting principles consistently applied which fully and correctly reflect all financial transactions and all assets and liabilities of the Borrower. The Borrower will take all steps necessary to avoid recordkeeping and operational difficulties attributable to the need to change computer coding after 1999.

                  (f) Tangible Net Worth. Maintain at all times Tangible Net Worth of not less than $27,000,000.00 plus 75% of positive net income earned by the Borrower in each fiscal year starting after March 31, 1999, calculated on a cumulative basis.

                  (g) Debt Ratio. Maintain at all times a ratio of Senior Recourse Debt to Tangible Net Worth of not more than 4.0 to 1.

                  (h) Interest Coverage Ratio. Maintain as of the end of each fiscal quarter an Interest Coverage Ratio of not less than 4.50 to 1 as calculated on a rolling four-quarter basis.

                  (i) Maintenance of Insurance. Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar property, including a blanket casualty insurance policy insuring personal property in which the Bank has a security interest.

                  (j) Maintenance of Properties, Etc. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted.

                  (k) Payment of Taxes. Pay all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as the Borrower shall contest in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

                  (l) Compliance with ERISA. Cause each Plan to comply and be administered in accordance with those provisions of ERISA which are applicable to such Plan.

                  (m) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

                  (n) UCC Filing Event. Within five Business Days after the Bank notifies the Borrower of a UCC Filing Event, the Borrower will deliver to the Bank (A) executed and recordable UCC-3 assignments (or equivalent documents under applicable law) assigning to the Bank all of the UCC-1 Financing Statements or equivalent documents held by the Borrower with respect to Eligible Equipment Leases as described in
         Section 1.1(i)(viii) and (B) all originals of all Eligible Equipment Leases.

         Section 5.2. Negative Covenants. So long as any Note shall remain unpaid, or, if no Note remains unpaid, until the Termination Date, the Borrower will not, unless the Bank shall give its prior written consent:

                  (a) Liens. Create or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance with respect to any Collateral under the Security Agreement except Permitted Encumbrances.

                  (b) Merger, Etc. Merge or consolidate with any other Person; sell, divest, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person.

                  (c) Transactions with Affiliates. Engage in any transaction (including, without limitation, loans or financial accommodations of any kind) with any Affiliate provided that such transactions are permitted if they are on terms no less favorable to the Borrower than would be obtainable if no such relationship existed.

                  (d) Change in Nature of Business. Make any material change in the nature of the business of the Borrower, taken as a whole, as carried on at the date hereof, or sell or divest any line or division of its business.

                                   ARTICLE VI.
                                     DEFAULT

         Section 6.1. Events of Default. "Events of Default" in this Agreement means any of the following events:

                  (a) Failure of the Borrower to pay the principal of any Note when due or, if payable on demand, upon demand, provided that the Borrower may use a five day grace period with respect to such a failure not more frequently than twice in each calendar year;

                  (b) Failure of the Borrower to pay any interest or fees required to be paid hereunder or under any Note when due, provided that the Borrower may use a five day grace period with respect to such a failure not more frequently than twice in each calendar year;

                  (c) Any representation or warranty made by, or on behalf of, any Loan Party in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made;

                  (d) Default in performance of any other covenant or agreement of any Loan Party in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 30 days after written notice thereof to such Person by the Bank;

                  (e) Any Loan Party shall generally not pay its or his debts as such debts become due, or shall admit in writing its or his inability to pay its or his debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it or him a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or him or its or his debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or him or for any substantial part of its or his property; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection; and in the case of a proceeding of the type described in this paragraph commenced against any Loan Party, that proceeding shall not be dismissed within 60 days or that Loan Party shall consent to that proceeding;

                  (f) The Borrower shall fail to pay any Debt (but excluding Debt evidenced by any Note) of the Borrower or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause the automatic acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (g) The entry against any Loan Party of a final judgment, decree or order for the payment of money in excess of $100,000.00 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution;

                  (h) Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by the Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

         Section 6.2 Rights and Remedies. If any Event of Default shall occur and be continuing, the Bank may exercise any or all of the following rights and remedies:

                  (a) Declare the Notes, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration such Notes, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

                  (b) Exercise any right or remedy under the Security Agreement, or any other right or remedy of a secured party under the Uniform Commercial Code as in effect in Minnesota;

                  (c) Exercise any other right or remedy available to the Bank at law or in equity.

                                  ARTICLE VII.
                                  MISCELLANEOUS

         Section 7.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

         Section 7.2. Amendments and Waivers. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

         Section 7.3. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or telecopied or delivered, if to the Borrower, at its address stated in the preamble hereof, Attention: Jeffrey G. Jacobsen; and if to the Bank, at its address stated in the preamble hereof, Attention: Gene Bygd; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

         Section 7.4. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation of the Loan Documents, including reasonable attorneys fees and legal expenses, as well as all costs and expenses of the Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

         Section 7.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under any Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         Section 7.6. Governing Law. All Loan Documents shall be governed by the laws of the State of Minnesota. Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable. The Borrower hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth District, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

         Section 7.7. Binding Effect; Assignment. All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Bank and their respective successors and assigns. No Loan Party shall have the right to assign its rights or interest under any such agreement without the prior written consent of the Bank.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                    Sunrise International Leasing Corporation


                                    By /s/ Jeffrey G. Jacobson
                                        Its Executive Vice President

                                    National City Bank of Minneapolis


                                    By /s/ Gene Bygd
                                        Its Vice President

                                    EXHIBIT A
                                 PROMISSORY NOTE

$____________                                        Dated: ____________, ______

         For value received, Sunrise International Leasing Corporation, a Delaware corporation (the "Borrower") promises to pay to the order of National City Bank of Minneapolis (the "Bank"), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of ______________________________________________________ Dollars
($____________________) together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until said principal amounts are fully paid at a fluctuating annual rate equal to the rate of interest established by the Bank from time to time as its base rate (the "Base Rate"). Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

         Principal and interest shall be paid in monthly installments on the last day of each month, starting on the last day of the first full month after the date hereof and ending on the last day of the 48th full month after the date hereof. Each monthly installment shall be equal to the aggregate amount of all payments due during that month under each Eligible Equipment Lease then included in the Borrowing Base for this Note under the Loan Agreement; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with all accrued but unpaid interest. Each installment shall be applied first to interest then due and then to principal. The monthly installment due under this Note shall be calculated each month without regard to whether the Borrower actually receives all payments due under each Eligible Equipment Lease during that month.

         This Note is one of the Notes referred to in, and is entitled to the benefits of, the Discretionary Revolving Credit Agreement dated as of February 22, 1999 (the "Loan Agreement") between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and also for mandatory and voluntary prepayments of the principal amount due under this Note upon stated terms and conditions.


                                   Sunrise International Leasing Corporation



                                   By______________________________________
                                        Its________________________________

                                    EXHIBIT B
                         FORM OF COMPLIANCE CERTIFICATE

         I, the _________________________ of Sunrise International Leasing Corporation (the "Borrower"), hereby provide this Compliance Certificate in accordance with Section 5.1(d) of the Discretionary Revolving Credit Agreement (the "Agreement") dated as of February 22, 1999 between the Borrower and National City Bank of Minneapolis.

         I certify that as of the date hereof:

         (1) The representations and warranties of the Borrower contained in Article IV of the Agreement are correct as though made on the date hereof.

         (2) No event has occurred and is continuing which constitutes an Event of Default under the Agreement or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         I further certify that as of _____________________, ____:



         (1) Tangible Net Worth as defined in the Agreement was $______________ compared to a minimum in the Agreement of $27,000,000.00 plus 75% of positive net income earned by the Borrower in each fiscal year starting after March 31, 1999, calculated on a cumulative basis.

         (2) The ratio of Senior Recourse Debt to Tangible Net Worth as defined in the Agreement was _______________________ compared to a maximum in the Agreement of 4.0 to 1.

         (3) The Interest Coverage Ratio as defined in the Agreement was ____ to 1 compared to a minimum in the Agreement of 4.50 to 1.

Dated:  ____________________________       ____________________________________
                                           Title:  ____________________________

                                    EXHIBIT C
                           BORROWING BASE CERTIFICATE

                        For Note No. ___________________
     (Or Proposed New Advance In the Principal Amount of $_________________)

A.    Present Value of Eligible Equipment Leases Payments     ________________

B.    Residual Value of Eligible Equipment Leases             ________________

C.    Subtotal (A+B)                                          ________________

D.    Original Cost of Equipment                              ________________

E.    Less Accumulated Depreciation                           ________________

F.    Subtotal (D-E) (Net Book Value)                         ________________

G.    Total Borrowing Base (Lesser of C or F)                 ________________

H.    Note Balance (or Proposed Advance Amount)               ________________

I     Total (G-H) (Must be zero or positive at all times)     ________________


Dated:  ____________________________       ____________________________________

                                        Title:  _______________________________

                                    Exhibit D
                           Cash Settlement Certificate
                    Sunrise International Leasing Corporation
                       Monthly Cash Settlement Certificate
                       For the Month Ending _____________
                               Dated _____________

I.       Lease Receivables

a)       Monthly payments paid by the lessees during the month:________________

b)       Monthly payments paid by SILC during the month:_______________________

c)       Total monthly payments due during the month on Eligible Equipment
         Leases: ________

II.      Residuals

d)       Proceeds from sale of equipment coming off lease during the month:
         ________________

e)       Proceeds from insurance on equipment damaged during the month:
         ________________

f)       Residual amount of equipment subject to release during the month:
         ________________

g)       Total residual amount of equipment coming off lease during the month:
         ________________

III      Cash Settlement

h)       Total cash due (c+d+e):                     __________________________

i)       Interest due on the Note:                   __________________________

j)       Principal payment on the Note (h minus i)   __________________________

k)       Beginning principal balance                 __________________________

l)       Ending principal balance                    __________________________